                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 14, 2001, relating to the financial statements and financial highlights which appear in the December 31, 2000 Annual Reports to Shareholders of Schwab Money Market Portfolio, Schwab MarketTrack Growth Portfolio II, and Schwab S&P 500 Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


San Francisco, California
April 19, 2001